Exhibit (d)(vii)
April 30, 2011
Marie Chandoha
President and Chief Executive Officer of
Charles Schwab Investment Management, Inc.
211 Main Street
San Francisco, CA 94105
Re: The Charles Schwab Family of Funds
Dear Ms. Chandoha:
This letter will confirm our agreement to limit net operating expenses of the following funds, as noted in the table below and described in the funds’ registration statements filed with the Securities and Exchange Commission.

	Net Operating	Guaranteed
Fund	Expense Limit	Through

Schwab Municipal Money Fund — Select Shares	35 bps	4/29/13

Schwab Municipal Money Fund — Institutional Shares	24 bps	4/29/13

Schwab Value Advantage Money Fund — Select Shares	35 bps	4/29/13

Schwab Value Advantage Money Fund — Institutional Shares	24 bps	4/29/13

Schwab Retirement Advantage Money Fund	49 bps	4/29/13

Schwab Value Advantage Money Fund — Institutional Prime Shares	21 bps	4/29/13
Sincerely,

/s/ George Pereira	/s/ Jennifer Hafner

George Pereira	Jennifer Hafner
Senior Vice President,	Vice President,
Chief Financial Officer and	Client Solutions and
Chief Operating Officer	IMS Product Management
Charles Schwab Investment Management, Inc.	Charles Schwab & Co., Inc.

cc:
Chau, Hsin
Crawford, Peter
Gao, Zuogang
Gelfer, Galina
Hafner, Jennifer
Hand, Gregory
Lee, Howard
Lekich, David
Leonhardt, Stephen
Panganiban, James
Pereira, George
Pierce, Jim
Acknowledged:

/s/ Marie Chandoha
Marie Chandoha
President and Chief Executive Officer of The Charles Schwab Family of Funds